Exhibit 99.1

Schnitzer Announces Third Quarter Fiscal 2019 Preliminary Results and Earnings Date

Third Quarter Earnings Conference Call 11:30 a.m. Eastern on June 26, 2019

PORTLAND, Ore.--(BUSINESS WIRE)--June 14, 2019--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced preliminary results for its third quarter of fiscal 2019 ended May 31, 2019.

Consolidated Results

Schnitzer expects fiscal 2019 third quarter earnings per share from continuing operations to be in the range of $0.52 - $0.56 and adjusted earnings per share to be in the range of $0.58 - $0.62, a sequential improvement from the second quarter reported and adjusted earnings per share from continuing operations of $0.46 and $0.48, respectively. For the third quarter of fiscal 2018, reported and adjusted earnings per share from continuing operations were $1.31 and $1.26, respectively, reflecting significantly higher ferrous and nonferrous selling prices. For a reconciliation of adjusted results to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.

Divisional Operating Performance

Auto and Metals Recycling (AMR) expects to report operating income in the range of $28 million - $29 million. Operating income per ferrous ton is expected to be in the range of $30 - $31, which is an improvement of $5 - $6 per ferrous ton sequentially but is lower than the prior year third quarter. Sequentially, AMR’s expected performance reflects benefits from higher ferrous and nonferrous sales volumes which were up approximately 9%, seasonally improved supply flows and retail sales, and continuing benefits from productivity initiatives. Year-over-year, AMR’s performance is expected to decrease primarily due to lower average net nonferrous selling prices of approximately 16% and lower average net selling prices for ferrous products of approximately 13%, partially offset by the benefits from productivity initiatives.

Cascade Steel and Scrap (CSS) expects to report operating income of approximately $8 million, which is a $2 million improvement sequentially but is lower than the prior year third quarter. Sequentially, the expected improvement in performance is due primarily to the benefits of seasonally higher finished steel sales volumes of 38% and significantly increased utilization, which more than offset the impact of lower average net selling prices which were down approximately 5%, and high beginning inventory costs resulting from lower production in the second quarter. The expected year-over-year decrease in CSS’s performance primarily reflects lower finished steel sales volumes, the impact of the high beginning inventory costs, and a $1 million impact from a spike in gas prices in March, partially offset by benefits from productivity initiatives.

Corporate Items

Consolidated financial performance in the third quarter is expected to include Corporate expense of approximately $13 million compared to Corporate expense of $8 million in the second quarter and $14 million in the prior year third quarter. Sequentially, the expected increase in expense is driven by a $2 million charge related to the settlement of a wage and hour class action lawsuit and higher incentive compensation accruals. The expected year-over-year decrease in expense is driven primarily by lower incentive compensation accruals and benefits from productivity initiatives, partially offset by the class action settlement charge. The Company’s effective tax rate for the third quarter of fiscal 2019 is expected to be an expense of approximately 26%.

For the third quarter, the Company expects to report operating cash flow in the range of $32 million - $37 million. As of the end of the third quarter, total debt was $142 million and debt, net of cash, was $134 million (for a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section). This represents a total debt reduction of $21 million during the quarter.

The preliminary information provided above is based on the Company’s current estimates of its financial results for the quarter ended May 31, 2019 and remains subject to change based on final review of the Company’s third quarter financial results.

Schnitzer will report its third quarter fiscal 2019 financial results on Wednesday, June 26, 2019 and will host a webcast conference call to discuss the performance at 11:30 a.m. Eastern on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.

Replay Information

Toll Free Dial: (855) 859-2056

Toll Free International Dial: (404) 537-3406

Conference ID: 4485666

Replay Available: 06/26/2019 to 07/01/2019

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for a charge related to the settlement of a wage and hour class action lawsuit, asset impairment charges net of recoveries, restructuring charges and other exit-related activities, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Diluted Earnings per Share from Continuing Operations Attributable to SSI
($ per share)
	Quarter
	3Q19		2Q19	3Q18
	High	Low
Diluted earnings per share from continuing operations attributable to SSI	$0.56	$0.52	$0.46	$1.31
Charge related to the settlement of a wage and hour class action lawsuit	0.08	0.08	—	—
Asset impairment charges (recoveries), net	—	—	—	(0.05)
Restructuring charges and other exit-related activities	—	—	0.02	—
Income tax expense (benefit) allocated to adjustments	(0.02)	(0.02)	—	—
Adjusted diluted earnings per share from continuing operations attributable to SSI	$0.62	$0.58	$0.48	$1.26

Debt, Net of Cash

The following is a reconciliation of debt, net of cash (in millions):

	May 31, 2019	February 28, 2019	August 31, 2018
Total debt	$142	$163	$107
Less: cash and cash equivalents	8	13	5
Total debt, net of cash(1)	$134	$150	$103

(1) May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:

Investor Relations: Michael Bennett (503) 323-2811
Website: www.schnitzersteel.com
Email: ir@schn.com